Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints N. David Bleisch and Lorna R. Simms, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to Registration Statements on Form S-8 of The ODP Corporation (as successor registrant to Office Depot, Inc. pursuant to Rule 414 under the Securities Act of 1933, as amended) under Registration File Nos. 333-231370; 333-219380; 333-205084; and 333-192185; and to make such changes in and additions and amendments to such Registration Statements (including any further post-effective amendments), and to execute all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Dated: June 28, 2020

/s/ Joseph S. Vassalluzzo Joseph S. Vassalluzzo	Chairman of the Board

/s/ Quincy L. Allen Quincy L. Allen	Director

/s/ Kristin A. Campbell Kristin A. Campbell	Director

/s/ Cynthia T. Jamison Cynthia T. Jamison	Director

/s/ Francesca Ruiz de Luzuriaga Francesca Ruiz de Luzuriaga	Director

/s/ Shashank Samant Shashank Samant	Director

/s/ David M. Szymanski David M. Szymanski	Director